Exhibit 99.1

News Release
Pentair Reports Second Quarter 2026 Results
•Sales of $933 million, down 17 percent compared to sales for the same period last year driven by Pool channel inventory destock of approximately $170 million as communicated on July 14
•Operating income was $167 million with ROS of 17.9 percent; 25.4 percent on an adjusted basis
•GAAP EPS was $0.80, the same as communicated on July 14, and adjusted EPS was $1.14, slightly higher than communicated on July 14
•The Company’s results include approximately $35 million of International Emergency Economic Powers Act (“IEEPA”) refunds
•Repurchased $150 million of ordinary shares
•The Company updates its full year 2026 GAAP EPS guidance to approximately $3.86 to $4.06, and reaffirms guidance provided on July 14 of EPS on an adjusted basis of approximately $4.60 to $4.80
Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
LONDON, United Kingdom — July 28, 2026 — Pentair plc (NYSE: PNR), a leader in helping the world sustainably move, improve and enjoy water, life’s most essential resource, today announced second quarter 2026 sales of $933 million. Sales were down 17 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 17 percent in the second quarter. Second quarter 2026 earnings per diluted share from continuing operations (“EPS”) were $0.80 compared to $0.90 in the second quarter of 2025, an 11 percent decrease. On an adjusted basis, the Company reported second quarter 2026 EPS of $1.14 compared to $1.39 in the second quarter of 2025, reflecting an 18 percent decrease. Adjusted operating income, reportable segment income, adjusted net income, free cash flow and adjusted EPS are described in the attached schedules.
John L. Stauch, Pentair’s President and Chief Executive Officer commented, “As shared in the July 14th preannouncement, our results were below expectations due primarily to a larger-than-anticipated inventory correction in the Pool channel. We are confident this is a temporary channel reset rather than a change in the underlying long-term opportunity for the business and are taking swift actions to improve execution, enhance inventory visibility and support healthier order patterns, positioning our Pool business to deliver robust growth in 2027. Importantly, Flow and Water Solutions continued to deliver solid performance and are progressing against their respective growth priorities. We remain focused on executing our clear plan to expand in key growth markets, advance innovation and deliver exceptional customer service to drive long-term profitable growth and shareholder value.”
Second quarter 2026 operating income was $167 million, down 24 percent compared to operating income for the second quarter of 2025, and return on sales (“ROS”) was 17.9 percent, a decrease of 150 basis points when compared to the second quarter of 2025. On an adjusted basis, the Company had adjusted operating income of $237 million for the second quarter of 2026, down 20 percent compared to adjusted operating income for the second quarter of 2025, and ROS was 25.4 percent, a decrease of 100 basis points when compared to the second quarter of 2025.
Flow sales were up 5 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 1 percent in the second quarter. Reportable segment income of $70 million was up 27 percent compared to the second quarter of 2025, and ROS was 26.5 percent, an increase of 470 basis points when compared to the second quarter of 2025.
Water Solutions sales were down 5 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 3 percent in the second quarter. Reportable segment income of $126 million was up 17 percent compared to the second quarter of 2025, and ROS was 30.0 percent, an increase of 560 basis points when compared to the second quarter of 2025.
Pool sales were down 42 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 42 percent in the second quarter. Reportable segment income of $58 million was down 62 percent compared to the second quarter of 2025, and ROS was 23.4 percent, a decrease of 1,230 basis points when compared to
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the second quarter of 2025. Second quarter Pool performance was impacted by a decline in Pool sales largely attributed to a more pronounced inventory realignment with major channel partners than previously estimated and worsening business conditions, including higher interest rates and inflation.
Net cash provided by operating activities was $572 million for the quarter compared to $607 million in the second quarter of 2025. Free cash flow for the quarter was $553 million compared to $596 million in the second quarter of 2025.
SHAREHOLDER RETURNS
Pentair paid a regular cash dividend of $0.27 per share in the second quarter of 2026. In addition, Pentair previously announced on May 4, 2026 that it will pay a regular quarterly cash dividend of $0.27 per share on August 7, 2026 to shareholders of record at the close of business on July 24, 2026. This year marks the 50th consecutive year that Pentair has increased its dividend.
During the second quarter, the Company repurchased 2.0 million shares for $150 million. As of June 30, 2026, we had $650.0 million available for share repurchases under our share repurchase authorization.
OUTLOOK
Mr. Stauch concluded, “Our full year outlook includes the previously communicated channel inventory reset within the Pool segment, while Flow and Water Solutions remain in line with expectations. We are confident we are taking the right steps to position the business to deliver significant sales and EPS growth in 2027.”
The Company updates its estimated 2026 GAAP EPS from continuing operations to approximately $3.86 to $4.06, and reaffirms guidance provided on July 14 of estimated EPS on an adjusted basis of approximately $4.60 to $4.80. The Company also reaffirms guidance provided on July 14 of its estimated full year 2026 sales to be down approximately 4 percent to 7 percent on a reported basis. The Company’s full year 2026 guidance includes the right-sizing of channel inventory in preparation for the 2027 pool season. The Company’s full year guidance for 2026 does not include the anticipated acquisition of Taco Group Holdings.
In addition, the Company introduces estimated third quarter 2026 GAAP EPS from continuing operations guidance of approximately $0.97 to $1.00, down approximately 11 percent to 13 percent compared to the prior year period, and adjusted EPS of approximately $1.05 to $1.08, down approximately 13 percent to 15 percent compared to the prior year period. The Company expects third quarter sales to be down approximately 4 percent to 6 percent on a reported basis compared to the third quarter of 2025 as we right-size channel inventory in preparation of the 2027 pool season.
EARNINGS AND TACO GROUP HOLDINGS ACQUISITION CONFERENCE CALL
In a separate press release issued today, Pentair reported it has entered into a definitive agreement to acquire Taco Group Holdings. Pentair President and Chief Executive Officer John L. Stauch and Interim Executive Vice President and Chief Financial Officer Robert P. Fishman will discuss the Company’s second quarter 2026 results and the acquisition of Taco Group Holdings on a conference call with investors at 9:00 a.m. Eastern today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investor Relations section of the Company’s website, www.pentair.com, shortly before the call begins.
Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentations, each of which can be found on Pentair’s website. The webcast and presentations will be archived at the Company’s website following the conclusion of the event.
SEGMENT REORGANIZATION
Effective January 1, 2026, we reorganized the composition of our Flow and Water Solutions reportable segments to reflect how we are managing our business. As a result of this reorganization, our legacy residential and irrigation flow business moved from our Flow segment into our Water Solutions segment. The Pool segment remains unchanged. The applicable prior period amounts related to this change have been retrospectively reclassified to conform to the new composition. These changes have no impact on the Company’s historical consolidated financial performance or results of operations.

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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” or “future” or words, phrases, or terms of similar substance or the negative thereof are forward-looking statements. All statements made about the anticipated acquisition of Taco Group Holdings (the “Acquisition”) are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include our ability to close and fund the Acquisition on the expected terms and time schedule, including obtaining regulatory approvals and satisfying other closing conditions; our ability to integrate the Acquisition successfully; our ability to retain customers and employees of the acquired business; the overall global economic and business conditions impacting our business, including the strength of housing and related markets and conditions relating to international hostilities; supply, demand, logistics, competition and pricing pressures related to and in the markets we serve; the ability to achieve the benefits of our restructuring plans, cost reduction initiatives and Transformation Program; the impact of raw material, logistics and labor costs and other inflation; volatility in currency exchange rates and interest rates; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; risks associated with operating foreign businesses; the impact of seasonality of sales and weather conditions; our ability to comply with laws and regulations; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating and sustainability goals and targets. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025. All forward-looking statements, including all financial forecasts, speak only as of the date of this release. Pentair assumes no obligation, and disclaims any obligation, to update the information contained in this release.
ABOUT PENTAIR PLC
At Pentair, we help the world sustainably move, improve and enjoy water, life’s most essential resource. From our residential and commercial water solutions, to industrial water management and everything in between, Pentair is a core large cap value S&P 500 equity stock focused on smart, sustainable water solutions that help our planet and people thrive.
Pentair had revenue in 2025 of approximately $4.2 billion, and trades under the ticker symbol PNR. With approximately 9,000 global employees serving customers in more than 150 countries, we work to help improve lives and the environment around the world. To learn more, visit www.pentair.com.
PENTAIR CONTACTS

Jeff Thompson	Rebecca Osborn
Vice President, Investor Relations	Vice President, Communications
Direct: 763-656-5575	Direct: 763-656-5589
Email: jeff.thompson@pentair.com	Email: rebecca.osborn@pentair.com
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended		Six months ended
In millions, except per-share data	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net sales	$932.6	$1,123.1	$1,969.3	$2,133.5
Cost of goods sold	537.6	666.5	1,140.9	1,273.6
Gross profit	395.0	456.6	828.4	859.9
% of net sales	42.4%	40.7%	42.1%	40.3%
Selling, general and administrative	204.8	213.8	403.7	390.4
% of net sales	22.0%	19.0%	20.5%	18.3%
Research and development	23.7	25.1	48.2	48.7
% of net sales	2.5%	2.2%	2.4%	2.3%
Operating income	166.5	217.7	376.5	420.8
% of net sales	17.9%	19.4%	19.1%	19.7%
Other expense
Loss on sale of business	—	26.3	—	26.3
Other expense	0.2	1.0	0.7	1.5
Net interest expense	19.4	17.9	39.5	37.6
% of net sales	2.1%	1.6%	2.0%	1.8%
Income from continuing operations before income taxes	146.9	172.5	336.3	355.4
Provision for income taxes	18.3	24.0	46.9	52.0
Effective tax rate	12.5%	13.9%	13.9%	14.6%
Net income from continuing operations	128.6	148.5	289.4	303.4
Income from discontinued operations, net of tax	—	—	11.6	—
Net income	$128.6	$148.5	$301.0	$303.4
Earnings per ordinary share
Basic
Continuing operations	$0.80	$0.90	$1.79	$1.84
Discontinued operations	—	—	0.07	—
Basic earnings per ordinary share	$0.80	$0.90	$1.86	$1.84
Diluted
Continuing operations	$0.80	$0.90	$1.78	$1.83
Discontinued operations	—	—	0.07	—
Diluted earnings per ordinary share	$0.80	$0.90	$1.85	$1.83
Weighted average ordinary shares outstanding
Basic	160.8	164.5	161.7	164.7
Diluted	161.6	165.7	162.6	166.0
Cash dividends paid per ordinary share	$0.27	$0.25	$0.54	$0.50
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Pentair plc and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2026	December 31, 2025
In millions
Assets
Current assets
Cash and cash equivalents	$91.8	$101.6
Accounts receivable, net	482.7	673.2
Inventories	666.1	632.6
Other current assets	156.2	134.4
Total current assets	1,396.8	1,541.8
Property, plant and equipment, net	380.9	376.8
Other assets
Goodwill	3,518.3	3,538.1
Intangibles, net	1,040.6	1,073.3
Other non-current assets	375.6	338.8
Total other assets	4,934.5	4,950.2
Total assets	$6,712.2	$6,868.8
Liabilities and Equity
Current liabilities
Accounts payable	$316.6	$301.5
Employee compensation and benefits	96.3	120.1
Other current liabilities	549.8	537.7
Total current liabilities	962.7	959.3
Other liabilities
Long-term debt	1,606.0	1,638.6
Pension and other post-retirement compensation and benefits	57.4	58.8
Deferred tax liabilities	44.3	47.5
Other non-current liabilities	292.5	295.4
Total liabilities	2,962.9	2,999.6
Equity	3,749.3	3,869.2
Total liabilities and equity	$6,712.2	$6,868.8
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended
In millions	June 30, 2026	June 30, 2025
Operating activities
Net income	$301.0	$303.4
Income from discontinued operations, net of tax	(11.6)	—
Adjustments to reconcile net income from continuing operations to net cash provided by (used for) operating activities
Equity income of unconsolidated subsidiaries	(1.0)	(0.4)
Depreciation	29.4	29.4
Amortization	31.4	28.5
Deferred income taxes	(2.1)	18.5
Loss on sale of business	—	26.3
Share-based compensation	19.5	21.2
Asset impairment and write-offs	—	47.0
Changes in assets and liabilities, net of effects of business acquisitions
Accounts receivable	187.0	33.4
Inventories	(36.7)	(9.9)
Other current assets	(23.9)	(27.3)
Accounts payable	18.3	39.4
Employee compensation and benefits	(22.9)	(18.9)
Other current liabilities	16.2	66.6
Other non-current assets and liabilities	(0.2)	10.5
Net cash provided by operating activities	504.4	567.7
Investing activities
Capital expenditures	(37.4)	(27.7)
Purchase of investments	—	(18.0)
Proceeds from sale of property and equipment	0.2	0.1
Other	(1.5)	0.2
Net cash used for investing activities	(38.7)	(45.4)
Financing activities
Net repayments of short-term borrowings	—	(9.2)
Net borrowings of revolving long-term debt	42.3	9.9
Proceeds from long-term debt	500.0	—
Repayments of long-term debt	(575.0)	(250.0)
Debt issuance costs	(1.2)	(2.1)
Payment of contingent consideration	(3.6)	—
Shares issued to employees, net of shares withheld	(8.9)	(10.6)
Repurchases of ordinary shares	(348.2)	(125.0)
Dividends paid	(87.5)	(82.4)
Net cash used for financing activities	(482.1)	(469.4)
Effect of exchange rate changes on cash and cash equivalents	6.6	(28.6)
Change in cash and cash equivalents	(9.8)	24.3
Cash and cash equivalents, beginning of period	101.6	118.7
Cash and cash equivalents, end of period	$91.8	$143.0
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Pentair plc and Subsidiaries
Reconciliation of the GAAP Operating Activities Cash Flow to the Non-GAAP Free Cash Flow (Unaudited)

	Three months ended	Three months ended	Six months ended
In millions	March 31, 2026	June 30, 2026	June 30, 2026
Net cash (used for) provided by operating activities	$(67.4)	$571.8	$504.4
Capital expenditures	(18.5)	(18.9)	(37.4)
Proceeds from sale of property and equipment	0.2	—	0.2
Free cash flow	$(85.7)	$552.9	$467.2

	Three months ended	Three months ended	Six months ended
In millions	March 31, 2025	June 30, 2025	June 30, 2025
Net cash (used for) provided by operating activities	$(38.9)	$606.6	$567.7
Capital expenditures	(16.8)	(10.9)	(27.7)
Proceeds from sale of property and equipment	—	0.1	0.1
Free cash flow	$(55.7)	$595.8	$540.1

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Pentair plc and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2026			2025
In millions	First Quarter	Second Quarter	Six Months	First Quarter	Second Quarter	Six Months
Net sales
Flow	$258.1	$263.7	$521.8	$232.6	$250.9	$483.5
Water Solutions	391.0	422.0	813.0	393.5	444.7	838.2
Pool	387.1	246.6	633.7	383.9	427.2	811.1
Reportable segment net sales	1,036.2	932.3	1,968.5	1,010.0	1,122.8	2,132.8
Corporate and other	0.5	0.3	0.8	0.4	0.3	0.7
Net sales	$1,036.7	$932.6	$1,969.3	$1,010.4	$1,123.1	$2,133.5
Reportable segment income (loss)
Flow	$61.2	$69.8	$131.0	$50.2	$54.8	$105.0
Water Solutions	99.9	126.4	226.3	94.1	108.5	202.6
Pool	128.1	57.6	185.7	126.0	152.7	278.7
Reportable segment income	289.2	253.8	543.0	270.3	316.0	586.3
Corporate and other	(30.1)	(17.2)	(47.3)	(27.8)	(19.3)	(47.1)
Adjusted operating income	$259.1	$236.6	$495.7	$242.5	$296.7	$539.2
Return on sales
Flow	23.7%	26.5%	25.1%	21.6%	21.8%	21.7%
Water Solutions	25.5%	30.0%	27.8%	23.9%	24.4%	24.2%
Pool	33.1%	23.4%	29.3%	32.8%	35.7%	34.4%
Adjusted return on sales	25.0%	25.4%	25.2%	24.0%	26.4%	25.3%

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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ending December 31, 2026
Excluding the Effect of Adjustments (Unaudited)

	Actual		Forecast
In millions, except per-share data	First Quarter	Second Quarter	Third Quarter		Full Year
Net sales	$1,036.7	$932.6	approx	Down 4% - 6%	approx	Down 4% - 7%
Operating income	210.0	166.5	approx	Down 9% - 12%	approx	Down 1% - 6%
Return on sales	20.3%	17.9%
Adjustments:
Restructuring and other	21.4	36.4	approx	$—	approx	$58
Transformation costs	11.5	17.5	approx	—	approx	29
Intangible amortization	15.7	15.7	approx	15	approx	62
Equity income of unconsolidated subsidiaries	0.5	0.5	approx	1	approx	3
Adjusted operating income	259.1	236.6	approx	Down 14% - 16%	approx	Down 5% - 9%
Adjusted return on sales	25.0%	25.4%
Net income from continuing operations—as reported	160.8	128.6	approx	$157 - $162	approx	$625 - $658
Adjustments to operating income	48.6	69.6	approx	15	approx	149
Income tax adjustments	(10.4)	(13.2)	approx	(2)	approx	(29)
Net income from continuing operations—as adjusted	$199.0	$185.0	approx	$170 - $175	approx	$745 - $778
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.98	$0.80	approx	$0.97 - $1.00	approx	$3.86 - $4.06
Adjustments	0.24	0.34	approx	0.08	approx	0.74
Diluted earnings per ordinary share—as adjusted	$1.22	$1.14	approx	$1.05 - $1.08	approx	$4.60 - $4.80

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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ending December 31, 2025
Excluding the Effect of Adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales	$1,010.4	$1,123.1	$1,022.0	$1,020.5	$4,176.0
Operating income	203.1	217.7	231.7	205.0	857.5
Return on sales	20.1%	19.4%	22.7%	20.1%	20.5%
Adjustments:
Restructuring and other	10.5	10.4	0.2	10.2	31.3
Transformation costs	9.1	12.5	10.8	8.4	40.8
Intangible amortization	14.2	14.3	13.9	15.7	58.1
Legal accrual adjustments and settlements	—	—	—	11.6	11.6
Asset impairment and write-offs	5.2	41.8	1.5	0.6	49.1
Deal-related costs and expenses	—	—	4.1	—	4.1
Equity income of unconsolidated subsidiaries	0.4	—	0.4	0.2	1.0
Adjusted operating income	242.5	296.7	262.6	251.7	1,053.5
Adjusted return on sales	24.0%	26.4%	25.7%	24.7%	25.2%
Net income from continuing operations—as reported	154.9	148.5	184.3	161.8	649.5
Loss on sale of business	—	26.3	—	—	26.3
Pension and other post retirement mark-to-market loss	—	—	—	2.4	2.4
Adjustments to operating income	39.0	79.0	30.5	46.5	195.0
Income tax adjustments	(9.7)	(23.3)	(9.5)	(16.0)	(58.5)
Net income from continuing operations—as adjusted	$184.2	$230.5	$205.3	$194.7	$814.7
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.93	$0.90	$1.12	$0.98	$3.93
Adjustments	0.18	0.49	0.12	0.20	0.99
Diluted earnings per ordinary share—as adjusted	$1.11	$1.39	$1.24	$1.18	$4.92
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Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Reportable Segment
For the Quarter Ended June 30, 2026 (Unaudited)

	Q2 Net Sales Growth
	Core	Currency	Acq. / Div.	Total
Total Pentair	(17.3)%	0.6%	(0.3)%	(17.0)%
Flow	(0.8)%	1.0%	4.9%	5.1%
Water Solutions	(2.6)%	1.0%	(3.5)%	(5.1)%
Pool	(42.4)%	0.1%	—%	(42.3)%